Exhibit 16.1
May 26, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Octave Intelligence plc (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, of Octave Intelligence plc dated 26 May, 2026. We agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/PricewaterhouseCoopers AB
PricewaterhouseCoopers AB, Stockholm Sweden.
Attachment